Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Post-Effective Amendment No. 2 to the Registration Statement on Form F-1 (the “Registration Statement”) of Blue Gold Limited (formerly “Blue Gold Holdings Limited”) of our report dated July 1, 2025, appearing in the Registration Statement with respect to the consolidated financial statements of Blue Gold Limited as of December 31, 2024 and 2023 and for the year ended December 31, 2024 and for the period from inception (November 9, 2023) through December 31, 2023.

We also consent to the reference to us under the heading "Auditors" in the Registration Statement.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas

May 20, 2026